Independent Auditors' Consents


The Board of Directors
Foodmaker, Inc.:

We consent to incorporation by reference in the registration statement No. 33-50934 on Form S-3 of Foodmaker, Inc. and in registration statement Nos. 33-67450, 33-54602 and 33-51490 on Form S-8 of Foodmaker, Inc. of our report dated October 30, 1998, relating to the consolidated balance sheets of Foodmaker, Inc. and subsidiaries as of September 27, 1998 and September 28, 1997, and the related consolidated statements of earnings, cash flows and stockholders' equity for the fifty-two weeks ended September 27, 1998, September 28, 1997 and September 29, 1996, which report appears in the September 27, 1998 annual report on Form 10-K of Foodmaker, Inc. and subsidiaries, and to the reference to our firm under the heading "Selected Financial Data" in Item 6 of the referenced Form 10-K.

                                                  KPMG PEAT MARWICK LLP


San Diego, California
November 23, 1998